Exhibit 99.1

OPTIMUMCARE®
CORPORATION

Company contact:
 Ed Johnson, Chairman & CEO
 (888) 448-1848
 www.optimumcare.com

For immediate release

OPTIMUMCARE CORPORATION
ACQUISITION OF HEALTHCARE STAFFING COMPANY

Laguna Niguel, Calif. — March 18, 2003 — Edward A. Johnson, Chief Executive Officer of OptimumCare Corporation (OTC: BB-OPMC), today announced the acquisition of the assets of Chicago Care Nurse Staffing, L.L.C., a healthcare staffing company in Orlando, Florida, through its wholly owned subsidiary, OptimumCare Staffing, Inc.

Edward A. Johnson, Chief Executive Officer of OptimumCare Corporation said, “The acquisition of Chicago Care Nurse Staffing, L.L.C. provides us with an experienced management team, broader offering of services to include nurses and other healthcare professionals, and presence in the Orlando, Florida market.”

The major assets of the business acquired are its long term contractual relationships with healthcare facilities and healthcare workers. The acquisition is expected to generate annual revenues of $3,000,000.

OptimumCare Staffing, Inc. has entered into two year employment agreements with John W. Stephens, Joshua G. Zayas, Aaron Schwartz and Jason Woods, who make up the principal executives and members of Chicago Care Nurse Staffing, L.L.C. Pursuant to the employment agreements, Messrs. Stephens, Zayas, Schwartz and Woods were granted options to purchase a combined 160,000 shares of OptimumCare Corporation common stock exercisable for $0.50 per share, vesting over a two year period and expiring in 2008.

“This acquisition is in line with OptimumCare’s acquisition program to acquire well run, healthcare staffing operations in strategic market locations,” stated Johnson.

Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation today provides a wide range of inpatient and outpatient behavioral health services through a network of affiliated hospitals, medical centers and community health centers and provides temporary healthcare staffing.

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing, healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.